Exhibit 99.1

A Message from Serge Rivera

Many of you have reached out asking for specifics around our results for 2019.  As you know, since we are a publicly traded company we can’t provide more details until we release earnings; however, I can provide some context around our attendance numbers.  On a consolidated basis, we expect to report an increase in attendance of approximately 2% for the fourth quarter of 2019 when compared to the prior year quarter.

During the quarter, many of our parks had some particularly strong attendance days, including some record days, which is exciting and we look forward to a productive 2020.  Thank you to all our ambassadors for your help during the year and especially this past quarter.  I will share more details and information after we release earnings.

Serge